UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2008

Vail Resorts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-09614	51-0291762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(303) 404-1800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 15, 2008, Vail Resorts, Inc. (the “Company”) and Vail Holdings, Inc., a wholly-owned subsidiary of the Company, entered into amended executive employment agreements with Robert A. Katz, Jeffrey W. Jones, Keith A. Fernandez, John McD. Garnsey, Blaise T. Carrig and Stanley D. Brown, in order to comply with Section 409A of the Internal Revenue Code, adopt certain best practices and make certain other changes.  These agreements were approved by the Compensation Committee of the Board of Directors of the Company to supersede and replace such officers’ pre-existing employment agreements.

The agreements have an initial term through October 15, 2011, unless earlier terminated, and provide for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other not less than 60 days prior to the then-current scheduled expiration date. The initial base salaries set in the agreements for each executive officer are their current approved salaries as follows: Mr. Katz ($843,500); Mr. Jones ($455,271); Mr. Fernandez ($420,000); Mr. Carrig ($365,000, increasing to $385,000 effective August 1, 2009); Mr. Garnsey ($365,000, increasing to $385,000 effective August 1, 2009); and Mr. Brown ($335,000, increasing to $365,000 effective August 1, 2009).  Each executive’s base salary is subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. Pursuant to their respective agreements, each executive also participates in the Company’s annual bonus incentive plan, under which any awards are at the discretion of the Compensation Committee.  Mr. Katz’s agreement provides that his bonus is paid 50% in cash and 50% in restricted stock units (RSUs) that vest annually over a three year period.  Each executive receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, certain use of the Company’s private clubs and participation in the Company’s Executive Perquisite Fund Program.

Each executive’s employment agreement provides that upon (i) the giving of notice of non-renewal by the employer or termination by the employer without cause or (ii) termination by the executive for good reason, the executive is entitled to receive certain benefits so long as he has executed a release in connection with his termination, including: (a) one year (two years for Mr. Katz) of then-current base salary payable in a lump sum, (b) a prorated bonus (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, (c) one year’s COBRA premiums for continuation of health and dental coverage, payable in a lump sum, and (d) if in connection with a change in control, an amount equal to the cash bonus paid to the executive in the prior year and to the extent not already vested, full vesting of any RSUs, stock appreciation rights (SARs), or other equity awards held by the executive.  Mr. Katz also receives full vesting of any RSUs, SARs or other equity awards held by Mr. Katz in connection with any termination without cause or non-renewal.

Each executive’s employment agreement contains standard provisions for non-competition and non-solicitation of the Company’s managerial employees that become effective as of the date of the executive’s termination of employment and that continue for one year (two years for Mr. Katz) thereafter.  Each executive is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

As part of the new employment agreement entered into with Mr. Katz, the Company has agreed to grant to Mr. Katz, on March 1, 2009, to the extent Mr. Katz is still employed on that date, certain awards of RSUs and SARs totaling $4.8 million in value (using the Company’s standard methodology), which will vest in full two years and seven months from the date of grant and otherwise be subject to the terms of the Company’s Amended and Restated 2002 Long Term Incentive and Share Award Plan.  The March 1, 2009 date coincides with the final vesting date of the grant of restricted shares and SARs that Mr. Katz received upon his hire on February 28, 2006.

The Restated First Amendment to Amended and Restated Employment Agreement, dated September 18, 2008, by and between Vail Resorts, Inc. and Mr. Jones, filed as exhibit 10.28(b) to the Company’s annual report on Form 10-K for the year ended July 31, 2008, is incorporated into the October 2008 employment agreement with Mr. Jones and remains in full force and effect.

The provisions of the First Amendment to Employment Agreement, dated August 6, 2007, between Vail Resorts Development Company and Mr. Fernandez, as described in the Form 8-K filed by the Company on August 8, 2007, were preserved and included in the October 2008 employment agreement with Mr. Fernandez.

The Addendum to Employment Agreement, dated September 1, 2002, between Mr. Carrig and Heavenly Valley, Limited Partnership, filed as exhibit 10.31(b) to the Company’s annual report on Form 10-K for the year ended July 31, 2008, is incorporated into the October 2008 employment agreement with Mr. Carrig and remains in full force and effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: October 20, 2008	By:	/s/ Jeffrey W. Jones
Jeffrey W. Jones
Senior Executive Vice President and Chief Financial Officer